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                             Sachnoff & Weaver, Ltd.
                         30 S. Wacker Drive, Suite 2900
                             Chicago, Illinois 60606


                                 March 24, 2000



Security Associates International, Inc.
2101 South Arlington Heights Road, Suite 100
Arlington Heights, Illinois 60005-4142

         Re: REGISTRATION STATEMENT ON FORM S-1 (THE "REGISTRATION STATEMENT") REG. NO._________

Gentlemen and Ladies:

         In connection with the proposed registration for resale of 3,918,600 shares (the "Shares") of Common Stock, $0.001 par value (the "Common Stock"), of Security Associates International, Inc. (the "Company"), including (i) 25,000 Shares of Common Stock issued to a Selling Securityholder, (ii) 3,635,900 Shares of Common Stock issuable upon conversion of 36,359 shares of the Company's Series A Convertible Preferred Stock, $10 par value (the "Series A Preferred Stock"), issued to a Selling Securityholder, (iii) 132,700 Shares of Common Stock issuable upon conversion of 1,327 shares of Series A Preferred Stock which are issuable upon exercise of contingent options which may be issued to a Selling Securityholder, and (iv) 125,000 Shares issuable upon exercise of options previously granted and issued to certain Selling Securityholders (the options under (iv), collectively, the "Options"), covered by the above-referenced Registration Statement, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based upon such examination, we advise you that, in our opinion: (i) the Company had corporate authority to register for resale the Shares proposed to be offered as set forth in the Registration Statement; and (ii) the Shares, whether presently issued or upon the issuance thereof in accordance with the terms of the Series A Preferred Stock or the Options, will be duly authorized and, assuming the appropriate consideration is remitted therefore, legally issued, fully paid and non-assessable and will continue to be so when sold as set forth in the Registration Statement.



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         The opinions expressed in this Opinion Letter assume that: (i) the
Shares underlying the shares of Series A Preferred Stock are issued in accordance with the terms of such Series A Preferred Stock; (ii) the Shares underlying the Options are issued in accordance with the terms of each applicable option agreement for the options being exercised and pursuant to which the Shares are being issued; and (iii) each exercise or conversion price for the Shares is not less than the par value of the Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.



                                            Very truly yours,



                                            /s/ SACHNOFF & WEAVER, LTD.
                                            Sachnoff & Weaver, Ltd.

JAS/JTK